Exhibit 23.1

HANSEN, BARNETT & MAXWELL A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com	Registered with the Public Company Accounting Oversight Board [BAKER TILLY INTERNATIONAL LOGO APPEARS HERE]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

e-Future Information Technology Inc.

As an independent registered public accounting firm, we hereby consent to the use of our report dated May 26, 2006 with respect to the December 31, 2004 and 2005 financial statements of e-Future Information Technology Inc. in the Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (No. 333-126007). We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

June 30, 2006